Exhibit 99.1
Boise Inc.
1111 West Jefferson Street Ste 200 PO Box 990050 Boise, ID 83799-0050
T 208 384 7000 F 208 384 7945

News Release	For Immediate Release December 4, 2012

Media Contact	Investor Relations Contact
Virginia Aulin - 208 384 7837	Greg Jones - 208 384 7141
VirginiaAulin@BoiseInc.com	GregJones@BoiseInc.com

Boise Inc. Promotes Judy Lassa to COO and Bob Warren transitions to a new role
Today Boise Inc. announced that Judy Lassa will become executive vice president and chief operating officer of the company on January 1, 2013. In her new role, Lassa will provide leadership for all of the company's business units.
“Judy has an exceptional track record of leading her teams to deliver excellent safety, operational and financial performance,” says CEO Alexander Toeldte. “She is also deeply committed to developing people. I know Judy will make strong contributions as she takes on this well-deserved expanded role.”
Judy began her 30-year career with Boise at the St. Helens, Oregon, mill as a process engineer after graduating from the University of Wisconsin-Stevens Point with a bachelor's degree in paper science and engineering. She moved to the Vancouver, Washington, mill in 1986 and then to the Portland, Oregon, office as marketing services manager. In 1991, Judy became pulp mill/wood yard superintendent at DeRidder, Louisiana, and in 1994 returned to the Vancouver mill as paper operations manager. After working in a variety of operational and marketing roles, she moved to Boise as general manager of the packaging business in 1997. Judy became an officer in 2000 and senior vice president of the paper business in 2010.
Also effective January 1, 2013, Bob Warren, executive vice president and chief operating officer, will transition at his request to a non-officer role within the company. Warren will continue to work as an advisor to the senior management team and as a coach to leaders throughout the company.
“Bob has made pivotal contributions to our company and its predecessors over many years,” says Toeldte. “He successfully led the paper business through the startup of Boise Inc. and transformed our supply chain organization to best-in-class status. Bob leads by focusing on possibilities and getting people to make them happen. We regret and respect Bob's desire to step back but are delighted that he will continue to contribute to the company.”
About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release papers. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.